Exhibit 99
[PSYCHIATRIC SOLUTIONS, INC. LOGO]
Contact:
Brent Turner
Executive Vice President,
Finance and Administration
(615) 312-5700
PSYCHIATRIC SOLUTIONS ANNOUNCES RECEIPT OF REQUISITE CONSENTS AND PRICING OF
TENDER OFFER FOR ITS 10 5/8% SENIOR SUBORDINATED NOTES DUE 2013
     FRANKLIN, Tenn., May 22, 2007 (BUSINESS WIRE) — Psychiatric Solutions, Inc. (“PSI”) (NASDAQ: PSYS) today announced that it has received tenders and consents from holders of a majority in aggregate principal amount of its outstanding 10 5/8% Senior Subordinated Notes due 2013 (CUSIP Nos. 74439H AB 4 and 74439H AA 6) (the “Notes”) in connection with its previously announced cash tender offer and consent solicitation.
     PSI also announced the pricing terms for its previously announced cash tender offer to purchase any and all of the Notes on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation, dated as of May 8, 2007 (the “Offer to Purchase”).
     As of 2:00 p.m., New York City time, on May 21, 2007, the yield to maturity on the 4.875% U.S. Treasury Note due May 31, 2008 was 5.000%. The fixed spread of 50 basis points over this yield equals 5.500%, which is the discount rate used to determine the total consideration to be paid in connection with the cash tender offer and consent solicitation. Assuming a May 31, 2007 early settlement date, holders who validly tendered Notes on or prior to 5:00 p.m., New York City time, on May 21, 2007 (the “Consent Time”) will receive on the date of settlement the total consideration of $1,101.24 per $1,000 principal amount of the Notes, which includes a consent payment of $20. Holders who validly tender their Notes after the Consent Time but before 11:59 p.m., New York City time, on June 5, 2007 (unless extended or earlier terminated) will receive on the date of settlement the tender consideration of $1,081.24 per $1,000 principal amount of the Notes, which does not include the consent payment of $20. In addition, holders whose Notes are validly tendered and accepted will receive accrued and unpaid interest from January 15, 2007, the last interest payment date up to, but not including, the date of settlement. Tendered Notes may not be validly withdrawn after the Consent Time unless the tender offer is terminated without any Notes being purchased.
     The cash tender offer is scheduled to expire at 11:59 p.m., New York City time, on June 5, 2007, unless extended or earlier terminated.
     PSI, the guarantor subsidiaries party thereto and U. S. Bank National Association have executed a supplemental indenture (the “Supplemental Indenture”) to the indenture governing the Notes (the “Indenture”) to, among other things, eliminate substantially all of the restrictive covenants and certain events of default provisions and reduce the required notice period contained in the optional redemption provisions of the Indenture. The Supplemental Indenture will not become operative until the Notes have been accepted for purchase by PSI pursuant to the terms of the cash tender offer and the consent solicitation.
     The cash tender offer and the consent solicitation are being made upon the terms and subject to the conditions set forth in the Offer to Purchase and related Consent and Letter of Transmittal, and PSI’s obligation to purchase Notes under the cash tender offer and pay for the related consents is subject to certain conditions described in the Offer to Purchase, including a financing condition. PSI may amend, extend or terminate the cash tender offer and consent solicitation.
     PSI has retained Citi and Merrill Lynch & Co. to serve as the dealer managers for the tender offer. PSI has retained Global Bondholder Services Corporation to serve as the depositary and information agent for the tender offer and consent solicitation. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 873-7700 or (212) 430-3774 or in writing at 65 Broadway — Suite 723, New York, New York 10006. Questions regarding the tender offer or consent solicitation may be directed to Citi at (800) 558-3745 or (212) 723-6106 or Merrill Lynch & Co. at (888) 654-8637 or (212) 449-4914.
     This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Consent and Letter of Transmittal. None of PSI, the dealer managers or the depositary and information agent makes any recommendations as to whether holders should tender their Notes pursuant to the tender offer.
     PSI offers an extensive continuum of behavioral health programs to critically ill children, adolescents and adults through its operation of 75 owned or leased freestanding psychiatric inpatient facilities with more than 8,000 beds in 29 states, Puerto Rico and the U.S. Virgin Islands. PSI also manages freestanding psychiatric inpatient facilities for government agencies and psychiatric inpatient units within medical/surgical hospitals owned by others.
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on assumptions that PSI believes to be reasonable. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. PSI’s business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. As a result, you should not place undue reliance on such forward-looking statements. The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements. All of PSI’s forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, the forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI’s filings with the Securities and Exchange Commission. PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
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